CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Professionally Managed Portfolios and to the use of our report dated January 2, 2018 on the financial statements and financial highlights of Congress SMid Core Opportunity Fund and Congress Mid Cap Growth Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 21, 2018